Exhibit 23(a)

Montgomery Coscia Greilich LLP
Certified Public Accountants
972.748.0300 p
972.748.0700 f

Consent of Independent Registered Public Accounting Firm

Pizza Inn Holdings, Inc.
The Colony, Texas

We consent to the incorporation by reference in this registration statement of our report dated September 25, 2013, with respect to the consolidated balance sheets of Pizza Inn Holdings, Inc. as of June 30, 2013 and June 24, 2012, and the related consolidated statements of operations, shareholders’ equity and cash flows for the years then ended.

/s/ MONTGOMERY COSCIA GREILICH LLP

MONTGOMERY COSCIA GREILICH LLP
Plano, Texas

July 15, 2014

2500 Dallas Parkway, Suite 300, Plano, Texas 75093    |    600 Congress Avenue, Suite 200, Austin, Texas 78701